UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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National Oilwell Varco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
MERGER WITH VARCO
ELECTION OF DIRECTORS
COMMITTEES AND MEETINGS OF THE BOARD
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
ANNUAL REPORT AND OTHER MATTERS

NATIONAL OILWELL VARCO, INC.
10000 Richmond Avenue
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 22, 2005

DATE:	Friday, July 22, 2005
TIME:	10:00 a.m. (Houston time)
PLACE:	The Hilton Westchase Hotel 9999 Westheimer Road Houston, Texas 77042

The 2005 annual meeting of stockholders of National Oilwell Varco, Inc. will be held at the Hilton Westchase Hotel, 9999 Westheimer Road, Houston, Texas on Friday, July 22, 2005, at 10:00 a.m. local time, for the following purposes:

1.	To elect three directors to hold office for a three-year term;

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company for 2005; and

3.	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2005.

The Board of Directors has set June 8, 2005 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on June 8, 2005 you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and, during ordinary business hours, at our offices at 10000 Richmond Avenue, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors
/s/ M. Gay Mather

M. Gay Mather Vice President and Secretary

Houston, Texas
June 17, 2005

NATIONAL OILWELL VARCO, INC.
10000 Richmond Avenue
Houston, Texas 77042

PROXY STATEMENT

ANNUAL MEETING:	Date:	Friday, July 22, 2005
	Time:	10:00 a.m. (Houston time)
	Place:	Hilton Westchase Hotel 9999 Westheimer Houston, Texas 77042

AGENDA:	Proposal 1: For the election of three nominees as directors of the Company for a term of three years.

Proposal 2: For the ratification of the appointment of Ernst & Young LLP as independent auditors of the company.

RECORD DATE/
WHO CAN VOTE:	All stockholders of record at the close of business on June 8, 2005 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This proxy statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about June 17, 2005. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the three nominees for director (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of June 8, 2005, there were 172,678,564 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 86,339,283 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. However, there will be no broker non-votes in connection with this meeting as the nature of the proposals to be considered at the meeting allows brokers discretionary voting in the absence of timely instruction from beneficial owners. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

MULTIPLE
PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact ADP Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.
COST OF PROXY
SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $4,000, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

PLEASE VOTE - - YOUR VOTE IS IMPORTANT

MERGER WITH VARCO

On March 11, 2005, National-Oilwell, Inc., a Delaware corporation (“National Oilwell”) held a special meeting of stockholders to approve the merger of Varco International, Inc., a Delaware corporation (“Varco”) with and into National Oilwell, with National Oilwell being the surviving corporation (the “Merger”). National Oilwell then changed its name to National Oilwell Varco, Inc. (“National Oilwell Varco” or the “Company”), pursuant to the Amended and Restated Agreement and Plan of Merger, effective as of August 11, 2004 (the “Merger Agreement”). At completion of the Merger, National Oilwell stockholders owned approximately 51% of the Company and Varco stockholders owned approximately 49% of the Company.

In accordance with the Merger Agreement, five former Varco directors joined the National Oilwell Varco Board when the merger closed on March 11, 2005: John F. Lauletta, Greg L. Armstrong, Eric L. Mattson, Jeffery A. Smisek, and James D. Woods. Our other current directors who were previously elected by stockholders of National Oilwell are: Merrill A. Miller, Jr., Robert E. Beauchamp, Ben A. Guill, David D. Harrison and Roger L. Jarvis.

Unless we note otherwise, information about National Oilwell Varco in this proxy statement generally refers to National Oilwell for any time before the merger.

ELECTION OF DIRECTORS
PROPOSAL NO. 1 ON THE PROXY CARD

The Board of Directors of National Oilwell Varco is divided into three classes, each class serving a term of three years. Directors whose terms expire this year include John F. Lauletta, Robert E. Beauchamp, and James D. Woods.

On May 18, 2005, Mr. Lauletta, our Chairman of the Board, informed the Board of his intention not to stand for re-election at the Annual Meeting. Upon Mr. Lauletta’s resignation, Merrill A. Miller, Jr., our President and Chief Executive Officer, will succeed Mr. Lauletta as Chairman of the Board. The size of the Board is currently set at ten members. Upon Mr. Lauletta’s resignation, which will create a vacancy in the Board, the Board will reduce the size of the Board to nine members. The Company’s Amended and Restated Certificate of Incorporation provides that any decrease in the number of directors shall be apportioned among the classes as equally as possible.

Robert E. Beauchamp, Jeffery A. Smisek and James D. Woods are nominees for directors for a three-year term expiring at the Annual Meeting in 2008, or when their successors are elected and qualified. Upon his election to the class of directors whose terms expire in 2008, Mr. Smisek will resign from the class of directors whose terms expire in 2007, equally apportioning the classes of directors. The Company believes each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2006 and 2007, other than Mr. Smisek, will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

Directors are to be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the greatest number of votes will be elected. In accordance with New York Stock Exchange rules, a proposal to elect directors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Votes withheld for any Director will not be counted. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the election of the three nominees listed below.

Information Regarding Nominees for Director for Terms Expiring in 2008:

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Robert E. Beauchamp	45	2005	Mr. Beauchamp has been a Director of the Company since August 2002. Since 1988, he has served in various capacities at BMC Software, Inc., a leading provider of enterprise management solutions, most recently as President and Chief Executive Officer and as a director. During his sixteen years with BMC, he also served as senior vice president of research & development, vice president of strategic marketing and corporate development, and director of strategic marketing.	2002

Jeffery A. Smisek (1)	50	2007	Mr. Smisek has been a Director of the Company since March 2005. Mr. Smisek served as a Director of Varco (and its predecessor, Tuboscope Inc.) since February 1998. Since December 30, 2004, Mr. Smisek has served as President and a director of Continental Airlines, Inc. Mr. Smisek previously served Continental Airlines, Inc. as: Executive Vice President from March 2003 until December 2004; Executive Vice President — Corporate from May 2001 until March 2003; and Executive Vice President, General Counsel and Secretary from November 1996 to May 2001.	2005

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
James D. Woods	73	2005	Mr. Woods has been a Director of the Company since March 2005. Mr. Woods served as a Director of Varco since May 2000, and from 1988 until May 2000 he served as a director of a company acquired by Varco. Mr. Woods is the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated. Mr. Woods was Chief Executive Officer of Baker Hughes from April 1987, and Chairman from January 1989, in each case until January 1997. Mr. Woods is also a director of ESCO Technologies, an NYSE-listed supplier of engineered filtration precuts to the process, healthcare and transportation markets; Foster Wheeler Ltd., an OTC-traded holding company of various subsidiaries which provides a broad range of engineering, design, construction and environmental services; OMI Corporation, an NYSE-listed bulk shipping company providing seaborne transportation services primarily of crude oil and refined petroleum products; and USEC Inc., an NYSE-listed supplier of enriched uranium.	2005

(1)	Upon his election to the class of directors whose terms expire in 2008, Mr. Smisek will resign from the class of directors whose terms expire in 2007, equally apportioning the classes of directors.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

Information Regarding Continuing Directors:

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Merrill A. Miller, Jr.	54	2006	Mr. Miller has been a Director of the Company since May 2001. He served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served as President since November 2000 and as Chief Executive Officer since May 2001. He has served in various senior executive positions with National Oilwell since February 1996.	2001

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Greg L. Armstrong	46	2006	Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Mr. Armstrong also serves as a director of the Independent Petroleum Association of America Southwest Texas Region and is a member of the National Petroleum Council.	2005

Ben A. Guill	54	2007	Mr. Guill has been a Director of the Company since 1999. He is President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Mr. Guill serves as a director of Dresser, Inc., a leader in the design, manufacture and marketing of highly engineered equipment and services for the energy industry, and T-3 Energy Services, Inc., a consolidator of high-end equipment repair and specialty machining operations focused in the Gulf of Mexico.	1999

David D. Harrison	57	2006	Mr. Harrison has been a Director of the Company since August 2003. Since February 2000, he has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses. From September 1999 through February 2000, Mr. Harrison was Executive Vice President and Chief Financial Officer of the Scotts Company, a lawn and garden products company. He was Executive Vice President and Chief Financial Officer and a Director of Coltec Industries, a company in the industrial and aerospace arena from 1996 to 1999. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various international and domestic finance positions with a combination of General Electric and Borg-Warner Chemicals.	2003

		Expiration		Year
		Date of		First
		Current		Became
Name	Age	Term	Biography	Director
Roger L. Jarvis	51	2007	Mr. Jarvis has been a Director of the Company since February 2002. He has served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, since 1996 and as its Chairman of the Board since 1998. Mr. Jarvis also serves as a director of The Bill Barret Corporation, a company engaged in the acquisition, exploitation and exploration of oil and gas properties in the Rocky Mountains.	2002

Eric L. Mattson	53	2007	Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) since January 1994. Since November 2003, Mr. Mattson has been Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. Netrail filed for Chapter 11 Bankruptcy protection in the Northern Georgia district of the United States Bankruptcy Court in July 2001. In November 2002, the Bankruptcy Court approved Netrail’s plan of liquidation and appointed a Trustee to effect the plan. At that time, Mr. Mattson ceased to be the Chief Financial Officer of Netrail. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries.	2005

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors had the following standing committees: Audit, Compensation, and Nominating/Corporate Governance.

Number of Meetings Held in 2004

Board of Directors	5
Audit Committee	7
Compensation Committee	1
Nominating/Corporate Governance Committee	2

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors – an annual retainer of $45,000, paid quarterly;

•	For service as chairman of the audit committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as chairman of each of the compensation committee and the nominating/corporate governance committee of the Board of Directors – an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of each of the compensation committee and the nominating/corporate governance committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$1,500 for each Board meeting and each committee meeting attended.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

On May 18, 2005, the Board approved the grant of 7,500 options to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The exercise price of the options is $41.63 per share, which was the fair market value of one share of the Company’s common stock on the date of grant. The options have a term of ten years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

In connection with the Merger, all outstanding options under the Amended and Restated Stock Award and Long-Term Incentive Stock Plan granted to non-employee directors who continued service through the effective time of the Merger but were not designated to serve on the board of National Oilwell Varco upon the closing of the Merger became fully exercisable and remained exercisable for a period of three months following the effective date of the Merger.

Audit Committee

Messrs. Harrison (Chairman), Armstrong, Guill and Mattson are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

▪	Monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures.

▪	Select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

▪	Monitor the independence and performance of the Company’s independent auditors and internal auditing function.

▪	Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

A copy of the Audit Committee Charter, which was included as Appendix II to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Woods (Chairman), Beauchamp, Guill and Smisek are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable New York Stock Exchange listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

▪	Discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers.

▪	Approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

▪	Administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter, which was included as Appendix III to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. During 2004, Messrs. Guill, Beauchamp and Jarvis served on the Compensation Committee. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Beauchamp (Chairman), Jarvis, Smisek and Woods are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable New York Stock Exchange listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

▪	Ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company.

▪	Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies in the Board.

▪	Recommend to the Board annually the directors to be appointed to Board committees.

▪	Monitor, review, and recommend when necessary, any changes to the Corporate Governance Guidelines.

▪	Monitor and evaluate annually how effectively the Board and the Company have implemented the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter, which was included as Appendix IV to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Director Nominees

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors; reviewing background information relating to candidates for director; and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of June 8, 2005, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

▪	Have a reputation for integrity, honesty, candor, fairness and discretion.

▪	Be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations.

▪	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise.

▪	Have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 10000 Richmond Avenue – 6th Floor, Houston, TX 77042, Attention: M. Gay Mather, Secretary. The notice must be received no later than June 27, 2005 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to us that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

We have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as may be modified or supplemented. SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

We have received from Ernst & Young a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review of the financial statements, the discussion with Ernst & Young regarding SAS 61, Independence Standards Board Standard No. 1, and receipt from them of the required written disclosures, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2004 Annual Report on Form 10-K.

Notwithstanding the foregoing, our charter clarifies that it is not our duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to our oversight in the areas covered by our charter. The independent auditors are responsible for expressing opinions on those financial statements and on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

We are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. We rely, and are entitled to rely, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with GAAP and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audit of the Company’s financial statements has been carried out in accordance with GAAP.

Members of the Audit Committee

David D. Harrison, Committee Chairman
Greg L. Armstrong
Ben A. Guill
Eric L. Mattson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2005. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast on the meeting. In accordance with New York Stock Exchange rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the election of the three nominees listed below.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2003 and 2004. All 2004 services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2004	2003
	(in thousands)
Audit Fees	$2,436	$1,162
Audit Related Fees(1)	182	64
Tax Fees(2)	603	1,209
All Other Fees	—	—

Total	$3,221	$2,435

(1) Consists primarily of fees for employee benefit plans, due diligence related to acquisition transactions, and accounting consultations.
(2) Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

CORPORATE GOVERNANCE

National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which establish provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-management directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Guidelines. A copy of the Guidelines, which was included as Appendix I to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this proxy statement. In May 2005, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Robert E. Beauchamp, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, Jeffery A. Smisek, and James D. Woods.

Lead Director

The non-management members of the Board of Directors have appointed Robert E. Beauchamp as Lead Director. The Lead Director is responsible for developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, and for acting as principal liaison between the non-management directors and the chief executive officer on matters dealt with in executive session.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance

Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers which were included as Appendixes V and VI to the Proxy Statement for the 2003 Annual Meeting of Stockholders, are available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-management directors. Parties wishing to communicate confidentially with our non-management directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.natoil.com, in the Investor Relations/Corporation Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue, Houston, Texas, 77042. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2004, all members of the Board were in attendance at the annual meeting.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
John F. Lauletta (1)	60	Chairman of the Board	Mr. Lauletta has been a Director of the Company since March 2005. Until the effective time of the Merger, Mr. Lauletta served as Varco’s Chief Executive Officer since January 1, 2003, Varco’s Chairman of the Board since May 2003 and served on Varco’s board of directors since April 1996. From April 1996 until May 2003, Mr. Lauletta served as Varco’s President. From May 2000 until January 2003, Mr. Lauletta was Varco’s Chief Operating Officer, and from April 1996 until May 2000, he was Varco’s Chief Executive Officer. All references to Varco include references to its predecessor corporation Tuboscope Inc. Mr. Lauletta will resign as Chairman at the Annual Meeting.
Merrill A. Miller, Jr.	54	President and Chief Executive Officer	Mr. Miller has served as the Company’s President since November 2000 and as Chief Executive Officer since May 2001. Mr. Miller served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served in various senior executive positions with National Oilwell since February 1996. Mr. Miller will succeed Mr. Lauletta as Chairman.
Robert Blanchard	44	Vice President, Corporate Controller and Chief Accounting Officer	Mr. Blanchard has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since May, 2005. Mr. Blanchard as Controller of Varco from 1999 and as its Vice President from 2002 until the Merger.
Kenneth L. Nibling	54	Vice President — Human Resources	Mr. Nibling has served as the Company’s Vice President — Human Resources since March 2005. He served as Varco’s Vice President-Human Resources and Administration from December 1991 until the Merger.

Name	Age	Position	Biography
Kevin Neveu	44	President — Rig Technology	Mr. Neveu has served as President - Rig Technology since March 2005. He served as President of National Oilwell’s Rig Solutions - Western Hemisphere from May 2003 to March 2005 and as President of our Downhole Tools Group from June 2000 to May 2003, and from 1999 to 2000 as Vice President and Managing Director of Downhole Tools.
Mark Reese	46	President — Expendable Products	Mr. Reese has served as President - Expendable Products since January 2004. He served as President of the Company’s Mission Products Group from August 2000 to January 2004. From May 1997 to August 2000 he was Vice President of Operations for the Company’s Distribution Services Group.
Dwight W. Rettig	44	Vice President and General Counsel	Mr. Rettig has served as the Company’s Vice President and General Counsel since February 1999, and from February 1998 to February 1999 as General Counsel of the Company’s Distribution Services Group.
Haynes B. Smith, III	54	President — Services	Mr. Smith has served as President - Services since March 2005. From May 2000 until the Merger, Mr. Smith served as President-Varco Services Group. From July 1996 to May 2000, he was Varco’s Vice President-Western Hemisphere Operations.
Clay C. Williams	42	Senior Vice President and Chief Financial Officer	Mr. Williams has served as the Company’s Senior Vice President and Chief Financial Officer since March 2005. He served as Varco’s Vice President and Chief Financial Officer from January 2003 to March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President — Corporate Development.

(1)	Mr. Lauletta has resigned as Chairman of the Board effective the date of the 2005 Annual Meeting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the stock of National Oilwell at December 31, 2004. The number and percentage of shares beneficially owned is based on 85,995,266 shares outstanding as of December 31, 2004. The Company does not have any information available to it at this time regarding shares beneficially owned by owners of more than five percent of the outstanding shares of the stock of National Oilwell Varco after the Merger.

	No. of	Percent
5% Owners	Shares	of Class
FMR Corp.(1)(2)	12,892,572	14.99%
82 Devonshire Street
Boston, MA 02109

First Pacific Advisors, Inc.(3)	6,087,400	7.08%
11400 West Olympic Boulevard — Suite 1200
Los Angeles, CA 90064

Neuberger Berman Inc.(4)	5,878,541	6.84%
Neuberger Berman, LLC
605 Third Avenue
New York, NY 10158-3698

Fred Alger Management, Inc.(5)	4,818,131	5.60%
Fred M. Alger III
111 Fifth Avenue
New York, NY 10003

(1)	Shares owned at December 31, 2004, as reflected in Amendment No. 6 to Schedule 13G filed with the SEC on February 15, 2005. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. (“FMR”) is the beneficial owner of 12,095,297 shares as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson 3d, Chairman of FMR, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 12,095,297 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR, is the beneficial owner of 773,475 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR, through its control of FMTC, each has sole dispositive power over 773,475 shares and sole power to vote or to direct the voting of 773,475 shares owned by the institutional account(s). Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d owns 12.0% and Abigail Johnson, a Director of FMR, owns 24.5% of the aggregate outstanding voting stock of FMR. Mr. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a Director of FMR. The Johnson family group and all other Class B Shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of

Class B Shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited is the beneficial owner of 23,800 shares.

(2)	On February 14, 2005, FMR Corp. filed a Schedule 13G/A with the SEC disclosing beneficial ownership of 14,670,104 shares of Varco common stock. In connection with the Merger on March 11, 2005, each share of Varco common stock was exchanged for .8363 share of the Company common stock. As of March 31, 2005, there were 172,257,132 shares of the Company’s common stock outstanding.

(3)	Shares owned at December 31, 2004, as reflected in Amendment Number 1 to Schedule 13G filed with the SEC on February 11, 2005. According to the filing, First Pacific Advisors, Inc. has sole voting and dispositive power with respect to none of the shares, shared voting power with respect to 2,311,000 of these shares and shared dispositive power with respect to all of these shares.

(4)	Shares owned at December 31, 2004, as reflected in Amendment No. 2 to Schedule 13G filed with the SEC on February 15, 2005. According to the filing, Neuberger Berman, Inc. and Neuberger Berman, LLC. have sole voting power with respect to 80,872 of these shares, shared voting power with respect to 4,634,829 of these shares, sole dispositive power with respect to none of these shares and shared dispositive power with respect to all of these shares. (5)Shares owned at December 31, 2004 as reflected in Schedule 13G filed with the SEC on February 11, 2005. According to the filing, Fred Alger Management, Inc. and Fred M. Alger III have sole voting and dispositive power with respect to all of these shares and shared voting and dispositive power with respect to none of these shares.

(5)	Shares owned at December 31, 2004 as reflected in Schedule 13G filed with the SEC on February 11, 2005. According to the filing, Fred Alger Management, Inc. and Fred M. Alger III have sole voting and dispositive power with respect to all of these shares and shared voting and dispositive power with respect to none of these shares.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s stock beneficially owned as of June 8, 2005 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares beneficially owned is based on 172,678,564 shares outstanding as of June 8, 2005. Beneficial ownership includes any shares as to which the director or executive officers has the right to acquire within 60 days of June 8, 2005 through the exercise of any stock option warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
		Outstanding
	Number of	Options
	Common	Exercisable	Percent
Name of Individual	Shares(1)	Within 60 Days	of Class*
Greg L. Armstrong	1,672	0	*
Robert E. Beauchamp	1,250	5,000	*
Robert Blanchard	1,069	6,942	*
Ben A. Guill	11,157	21,870	*
David D. Harrison	2,000	5,000	*
Roger L. Jarvis	0	12,500	*
John F. Lauletta	5,890	111,812	*
Eric L. Mattson	8,410	24,250	*
Merrill A. Miller, Jr.	164,339	33,333	*
Kevin A. Neveu	0	0	*
Kenneth L. Nibling	2,607	15,193	*
Mark A. Reese	1,485	0	*
Dwight W. Rettig	0	0	*
Jeffery A. Smisek	6,278	20,905	*
Haynes B. Smith	21,387	36,185	*
Clay C. Williams	20,023	87,725	*
James D. Woods	4,878	0	*
All current directors and executive officers as a group (17 persons)	252,445	380,715	*

*	Less than 1 percent.

(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

EXECUTIVE COMPENSATION

The following table sets forth for the years ended December 31, 2004, 2003 and 2002 the compensation paid by the Company to its Chief Executive Officer and four other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2004.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Other		Securities
Name				Annual	Restricted	Underly-		All Other
and				Compen-	Stock	ing	LTIP	Compen-
Principal				sation	Award(s)	Options/	Payouts	sation (1)
Position	Year	Salary($)	Bonus($)	($)	($)	SARs (#)	($)	($)

Merrill A. Miller, Jr.	2004	571,635	443,325	—	—	100,000	—	18,187
President and CEO	2003	451,923	46,706	—	—	50,000	—	14,250
	2002	325,000	—	—	—	70,000	—	17,938

Steven W. Krablin(2)	2004	404,231	235,123			50,000	—	27,684
Sr. Vice President	2003	339,231	26,295	—	—	40,000	—	13,684
and CFO	2002	280,000	—	—	—	40,000	—	19,600

Gary Stratulate(3)	2004	265,738	154,568	—	—	30,000	—	93,083	(4)
Group President	2003	255,895	19,835	—	—	30,000	—	3,293
Rig Solutions	2002	255,895	—	—	—	20,000	—	10,826
Eastern Hemisphere

Kevin A. Neveu(5)	2004	244,808	142,394	—	—	30,000	—	15,375
Group President	2003	217,308	16,844	—	—	30,000	—	4,370
Rig Solutions	2002	175,000	—	—	—	20,000	—	13,125
Western Hemisphere

Mark A. Reese	2004	248,462	144,519	—	—	30,000	—	15,425
Group President	2003	196,154	15,204	—	—	30,000	—	78,867
Expendable Products	2002	175,000	—	—	—	20,000	—	14,875

(1)	These amounts include:

(a)The Company’s cash contributions for 2004 under the National-Oilwell Retirement and Thrift Plan, a defined contribution plan, on behalf of Mr. Miller — $14,350; Mr. Krablin — $9,904; Mr. Stratulate — $14,350; Mr. Neveu — $15,375; and Mr. Reese — $15,425.

(b)The Company’s cash contributions for 2004 under the National-Oilwell Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Miller — $3,837; Mr. Krablin — $17,780; and Mr. Stratulate — $930.

(2)	At the effective time of the Merger, Mr. Krablin ceased service as Sr. Vice President and CFO. His employment was terminated effective April 1, 2005.

(3)	In connection with the organization of the Company following the Merger, the position of Group President Rig Solutions — Eastern Hemisphere was eliminated. Mr. Stratulate remains in the employ of the Company.

(4)	Includes $77,803 of taxable tuition related to Mr. Stratulate’s participation in Harvard Business School’s Advanced Management Program.

(5)	Mr. Neveu has served as President of the Company’s Rig Technologies Group since March 2005.

Grants of Options/SAR’s in Last Fiscal Year

The following table provides information concerning stock options granted to Named Executive Officers during the fiscal year ended December 31, 2004. The Company has granted no stock appreciation rights.

					Gains Based on Assumed
					Rates of Stock Price
					Appreciation for Option
	2004 Option Grants				Term
		Percent of
		2004
		Employee	Exercise
	Options	Option	Price per	Expiration	Assumed	Assumed
	Granted	Grants	Share ($)	Date	Rate 5% ($)	Rate 10% ($)
Merrill A. Miller, Jr.	100,000	9.2%	28.22	03/12/14	1,774,741	4,497,541
Steven W. Krablin (1)	50,000	4.6%	28.22	02/15/13	887,370	2,248,771
Gary Stratulate	30,000	2.8%	28.22	02/15/13	532,422	1,349,262
Kevin A. Neveu	30,000	2.8%	28.22	02/15/13	532,422	1,349,262
Mark A. Reese	30,000	2.8%	28.22	02/15/13	532,422	1,349,262

(1)	At the effective time of the Merger, Mr. Krablin ceased service as Sr. Vice President and CFO. His employment was terminated effective April 1, 2005.

The option exercise price per share is equal to the fair market value of a share of Common Stock on the date of grant. The grants have terms of ten years from the date of grant and vest in three equal annual installments beginning one year from the date of grant.

Option Exercises and Year-End Option Values

The following table provides information about option exercises by the Named Executive Officers during 2004 and the value of unexercised options held by them at December 31, 2004.

			Number of Unexercised		Value of Unexercised
			Options at		in-the-money Options
	2004 Stock Option Exercises		December 31, 2004		at December 31, 2004
	Shares
	Acquired
	on
	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Merrill A. Miller, Jr.	0	$—	157,035	156,668	$1,598,708	$1,603,088
Steven W.Krablin (1)	89,469	1,424,794	114,709	90,001	1,128,400	980,983
Gary Stratulate	0	—	56,774	56,667	903,944	626,839
Kevin A. Neveu	13,333	230,350	22,584	56,667	189,110	626,839
Mark A. Reese	27,765	280,737	9,629	56,667	—	626,839

(1)	At the effective time of the Merger, Mr. Krablin ceased service as Sr. Vice President and CFO. His employment was terminated effective April 1, 2005.

The Company made no awards during 2004 under any Long-Term Incentive Plan, nor did the Company at December 31, 2004 have any defined benefit or actuarial plans under which benefits are determined primarily by final compensation and years of service. However, the Company has assumed defined benefit plans in connection with prior acquisitions but none of our named executive officers as of December 31, 2004 was eligible to participate in these plans.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company entered into employment agreements on January 1, 2002 with Messrs. Miller and Krablin. Under the employment agreements, Messrs. Miller and Krablin are provided base salaries, currently set at $600,000 and $400,000, respectively. The employment agreements also entitle them to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreements each have a term of three years and are automatically extended on an annual basis. The agreements provide for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees. In addition, the agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than (i) voluntary termination; (ii) termination for cause (as defined); (iii) death; or (iv) long-term disability; or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive three times the sum of his current base salary plus the highest annual bonus received by the employee over the preceding three-year period, three times the amount equal to the total of the employer matching contributions under the Company’s Retirement and Thrift Plan and Supplemental Savings Plan, and three years participation in the Company’s welfare and medical benefit plans. The employee shall have the right, during the 60-day period after such termination, to elect to surrender all or part of any stock options held by the employee at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the cost of the option and the highest reported per share sales price during the 60-day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant. Under the agreements, termination by the employee for “Good Reason” means (i) the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the employee’s position, authority, duties or responsibilities; (ii) a failure by the Company to comply with the terms of the agreement; or (iii) the requirement of the employee to relocate or to travel to a substantially greater extent than required at the date of the agreement. In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to Messrs. Miller or Krablin under the employment agreements. The agreements also contain restrictions on competitive activities and solicitation of our employees for three years following the date of termination.

Mr. Krablin, whose employment was terminated effective April 1, 2005 in connection with the Merger, has received $2,174,050 related to the severance payment under his employment contract and $1,792,476 related to the value of unexercisable options that became exercisable. In addition, Mr. Krablin will receive the above-described benefits as a result of his termination.

We entered into employment agreements on January 1, 2002 with Messrs. Neveu and Reese that contain certain termination provisions. Under the employment agreements, Messrs. Neveu and Reese are provided base salary, currently set at $250,000 each. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by The Company for any reason other than (i) voluntary termination; (ii) termination for cause (as defined); (iii) death; or (iv) long-term disability; or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive the sum of his current base salary plus the highest annual bonus he would be entitled to earn under the current year incentive plan and an amount equal to the total of the employer matching contributions under the Company’s Retirement and Thrift Plan and Supplemental Savings Plan, and one year’s participation in the Company’s welfare and medical benefit plans. The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination.

We entered into an employment agreement with Mr. Stratulate in connection with the June 28, 2000 merger between the Company and IRI International Corporation. Under the employment agreement, Mr. Stratulate is provided a base salary currently set at $255,895. The agreement also provides for participation in employee incentive plans, and employee benefits as generally provided to all employees. The agreement automatically extends for one year on an annual basis. If Mr. Stratulate’s employment is involuntarily terminated at any time without cause, he will have the right to receive a lump sum payment of 150% of his base salary. The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination.

Additionally, the Company’s stock option agreements provide for full vesting of unvested outstanding options in the event of a change of control of the Company and a change in the optionee’s responsibilities following a change of control.

Lauletta Termination. Mr. Lauletta’s employment will terminate effective June 30, 2005. Since his termination is within 24 months of the [Merger] and for a Good Reason, as defined in his employment agreement, Mr. Lauletta is entitled to receive the following severance compensation and benefits: (a) a lump sum cash payment equal to three times the sum of his (i) base salary, (ii) his annual bonus at expected value, (iii) the annual contributions expected under the Company’s 401(k) Plan and Deferred Compensation Plan, (iv) the expected costs of the medical and dental benefits (based on the cost sharing arrangement in place on the date of termination), and (v) certain automobile costs (grossed-up for taxes); (b) a lump sum cash payment equal to the sum of (i) his annual bonus for 2005 at the higher of its expected value or actual results during the year of termination, which is pro-rated to his date of termination and (ii) 15% of his base salary; (c) full vesting of all accrued benefits under the Company’s SERP (with certain enhanced benefits), deferred compensation plan and retiree medical plan, as applicable, all restricted stock awards, and an extended exercise period for his stock options; (d) payment of awards earned under any intermediate or long-term bonus plan; and (e) a parachute tax gross-up payment so that Mr. Lauletta receives the same amount after tax that he would have received had none of these payments been subject to the 20% excise tax applicable to “parachute payments.” The amount of the cash payments to be made to Mr. Lauletta is estimated to be $4.0 million.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

Compensation Committee Report on Executive Compensation

National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s stock award plans. The Compensation Committee’s philosophy regarding executive compensation is to design a compensation package that will attract and retain key executives focused on the Company’s annual growth and long-term strategy. The committee’s objective is to provide compensation packages for key executives that offer compensation opportunities in the median range of oilfield service companies with a similar market capitalization. Data sources included industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually.

Components of the executive compensation program for 2004 were base salary, participation in the Company’s annual cash incentive plan and the grant of non-qualified stock option awards.

Base Salary. Salary levels are based on factors including individual performance, level and scope of responsibility and competitive salary levels within the industry. The Company does not give specific weights to these factors. The committee determines median base salary levels by a comprehensive review of information provided in proxy statements filed by oilfield service companies with similar market capitalizations monitored in the Simmons & Company International Oilfield Service Monthly Performance and Valuation Guide. Each executive is reviewed individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and the recommendations of our chief executive officer. As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time. Based on the Company’s positive financial results and the criteria for the salary determinations, the Company’s named executive officers, other than its chief executive officer, received the following salary increases: Mr. Krablin – from $350,000 to $400,000; Mr. Neveu – from $225,000 to $250,000; and Mr. Reese – from $200,000 to $250,000.

Annual Incentive Awards. Substantially all exempt employees, including executive officers, participated in the Company incentive plan in 2004, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating income target. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s financial performance were met, and participant award opportunities varied depending upon individual levels of participation. Payouts were calculated by multiplying the increase in operating profit over a pre-determined level based on the Company’s financial plan by the participant’s base salary multiplied by the participant’s participation level. The chief executive officer’s participation level was 100%, and the executive officers’ participation level was 75%. The Company had to achieve an established minimum operating profit target before awards were earned by any employees, including executive officers, with higher levels of performance resulting in increased payments based upon an established progression. Additionally, certain key executives including all executive officers were subject to a 25% maximum bonus adjustment if a predetermined capital employed target was under- or over-achieved.

Based on the Company’s positive financial results and the criteria for the 2004 incentive plan, bonus awards were made to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Krablin — $235,123; Mr. Stratulate — $154,568; Mr. Neveu — $142,394; and Mr. Reese — $144,519.

Long-Term Incentive Compensation. The primary purpose of our long-term incentive compensation is to provide our executive officers with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officer’s interests with those of our other stockholders. In addition, long-term incentives encourage management to focus on our long-term development and prosperity in addition to annual operating profits. Our primary form of long-term incentive compensation is through stock option grants.

The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of our common stock over the grant price. Accordingly, stock options have value only if our stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term. We grant stock options to the Company’s key executives based on competitive grants within the industry. Our executives are eligible to receive stock options annually with other key managers becoming eligible on a discretionary basis. Eligibility for an award does not ensure receipt of a stock option award. Options are granted at the then-current market price and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination. Based on the foregoing, options were granted to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Krablin — 50,000; Mr. Stratulate – 30,000; Mr. Neveu – 30,000; and Mr. Reese – 30,000.

Other Compensation. Our executive officers participate in the Company’s retirement and savings plans and post-retirement programs such as retiree medical on the same basis as other similarly-situated employees. The Company “matches” certain employee contributions to its Retirement and Thrift Plan and its Supplemental Savings Plan with cash contributions. Company matching amounts for the named executive officers are included under the caption “All Other Compensation” in the Summary Compensation Table on page 24.

Section 162(m). Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to our five highest paid executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our five highest paid executives that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.

Compensation of the Chief Executive Officer. Components of Mr. Miller’s compensation for 2004 were consistent with those for executive officers as described above and included base salary, participation in the incentive plan and the grant of stock options. In considering Mr. Miller’s salary level, the committee annually reviews the compensation level of chief executive officers by oilfield service companies monitored by the Simmons & Company International Oilfield Service Monthly Performance and Valuation Guide and considers Mr. Miller’s individual performance and success in achieving the Company’s strategic objectives. In 2004, based on this review, Mr. Miller’s base salary was increased from $475,000 to $600,000, he received an option to purchase 100,000 shares of National Oilwell Varco common stock and he was awarded a bonus of $443,325.

Members of the Compensation Committee

James D. Woods, Committee Chairman
Robert E. Beauchamp
Ben A. Guill
Jeffery A. Smisek

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on our common stock to the S&P 500 Index, the S&P Oil & Gas Equipment & Services Index, and to a self-constructed peer group of similar companies in the oilfield service industry (including BJ Services Company, Cooper Cameron Corporation, Smith International, Inc., and Varco International Inc.). On March 11, 2005, Varco merged with and into National Oilwell, and National Oilwell Varco will cease using the self-constructed peer group going forward. The total shareholder return assumes $100 invested on December 31, 1999 in National Oilwell Varco, the S&P 500 Index, the S&P Oil & Gas Equipment & Services Index and the peer group. It also assumes reinvestment of all dividends. The peer group is weighted based on the market capitalization of each company. The results shown in the graph below are not necessarily indicative of future performance.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
National Oilwell Varco	100	247	131	139	142	225
S&P 500	100	91	80	62	80	89
S&P Oil & Gas Equipment & Services	100	134	119	129	142	130
Peer Group	100	151	119	129	142	181

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Exchange Act on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2004.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

If you wish to submit proposals to be included in our 2006 proxy statement, we must receive them on or before February 17, 2006. Please address your proposals to: M. Gay Mather, Vice President and Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue—6th Floor, Houston, Texas 77042.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the proxy statement, you must give written notice no later than May 3, 2006 to: M. Gay Mather, Vice President and Secretary, National Oilwell Varco, Inc., 10000 Richmond Avenue—6th Floor, Houston, Texas 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s by-laws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this proxy statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors as discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell Varco’s 2004 Annual Report on Form 10-K filed on March 8, 2005 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ M. Gay Mather

M. Gay Mather Vice President and Secretary
Houston, Texas June 17, 2005

NATIONAL OILWELL VARCO, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON JULY 22, 2005

The undersigned hereby appoints M. Gay Mather and Dwight W. Rettig or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Friday, July 22, 2005, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the June 13, 2005 proxy statement.

This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors for all nominees and for the ratification of the independent auditors.

The undersigned acknowledges receipt of the June 13, 2005 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

(Continued and to be signed on the reverse side)

Please date, sign and mail your proxy card back as soon as possible!

☒	Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1.	The election of directors:

☐	FOR all nominees listed at right.	☐	WITHHOLD AUTHORITY for all nominees listed at right	Nominees:	Robert E. Beauchamp Jeffery A. Smisek James D. Woods

INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

2.	Ratification of Independent Auditors:

☐	FOR	☐	AGAINST	☐	ABSTAIN

Signature	Signature if held jointly

Date	Date

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)